Exhibit 10.15(a)

EXECUTION COPY

EQUITY JOINT VENTURE CONTRACT

between

JIANGBEI STEEL PROCESSING AND LOGISTICS CO., LTD.

and

WRCA HONG KONG HOLDING COMPANY LIMITED

for

the establishment of

WISCO WRCA CO., LTD.

Dated as of June 12, 2006

ATTACHMENTS

APPENDIX I ARTICLES OF ASSOCIATION OF THE COMPANY

APPENDIX II FEASIBILITY STUDY REPORT

i

EXECUTION COPY

THIS EQUITY JOINT VENTURE CONTRACT (this “Contract”) is entered into as of June 12, 2006 by and between:

JIANGBEI STEEL PROCESSING AND LOGISTICS CO., LTD., a limited liability company duly incorporated and existing under the laws of the People’s Republic of China (“China” or the “PRC”), with its legal address at No. 219 Parrot Street, Hanyang District, Wuhan, Hubei, the PRC (“Party A”); and

WRCA HONG KONG HOLDING COMPANY LIMITED, a limited liability company duly incorporated and existing under the laws of Hong Kong, with its registered address at Suite 910B, 9/F, Kinwick Centre, 32 Hollywood Road, Central, Hong Kong (“Party B”).

Each of Party A and Party B is referred to hereinafter as a “Party” and collectively as the “Parties.”

The Parties hereby agree as follows:

1.	Definitions

1.1	In this Contract, unless the context otherwise specifies, the following terms shall have the meanings set forth below:

(a)	“Affiliate” of a Person (the “Relevant Person”) means any other Person directly or indirectly Controlling, Controlled by or under common Control with the Relevant Person.

(b)	“Approval Date” means the date of issuance of a document by the Examination and Approval Authority approving this Contract, the Articles of Association and the Feasibility Study Report, and without making any substantive amendments thereto.

(c)	“Arbitration Centre” means the Hong Kong International Arbitration Centre.

(d)	“Articles of Association” means the Articles of Association of the Company as agreed by both Parties and attached as Appendix I hereto.

(e)	“Board” means the board of directors of the Company.

(f)	“Building” means the factory building to be constructed by the Company.

(g)	“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the city of Wuhan, the PRC or Missouri, the USA are required or authorized by Law or executive order to be closed.

(h)	“Business License” means the business license of the Company issued by SAIC following the approval of this Contract, the Articles of Association and the Feasibility Study Report.

(i)	“Business Plan” means the three (3) year business plan for the Company, which is updated from time to time in accordance with Section 9.3(c)(iii) of this Contract and the initial one of which shall be submitted to the Board for adoption in the first meeting of the Board.

(j)	“Business Scope” means the business scope of the Company set forth in Section 5.2 hereunder.

(k)	“Company” means the Chinese-foreign equity joint venture established by the Parties in accordance with the provisions of this Contract and the Articles of Association.

(l)	“Company Approvals” means all rights, licenses, permits, approvals, waivers, consents and authorizations that are necessary for the Company to engage in the activities specified in the Business Scope and the other business activities contemplated in this Contract.

(m)	“Confidential Information” means any technology, know-how, trade secrets, marketing plans, commercial or financial information, demonstrations, drawings, prototypes, models, samples, devices, specifications, data, methods, recipes, or business policies or practices of the Company or any Party, whether conveyed verbally, in writing or in any tangible or intangible form whatsoever (including electronically), including without limitation, the Proprietary Information.

(n)	“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise and includes:

(i)	ownership, directly or indirectly, of 50% or more of the shares in issue or other equity interests of such Person;

(ii)	possession, directly of indirectly, of 50% or more of the voting power of such Person; or

(iii)	the power directly or indirectly to appoint a majority of the members of the board of directors or similar governing body of such Person,

and the terms “Controlling” and “Controlled” shall have meanings correlative to the foregoing.

(o)	“Deputy General Manager” means the deputy general manager of the Company.

(p)	“Designated Overseas Territories” means the USA, Mexico and Canada.

(q)	“Encumbrance” means (i) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction that, in legal terms, is not the grant of security but that has an economic or financial effect similar to the creation of a security that is legally enforceable under applicable Law, any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person and (ii) any adverse claim as to title, possession or use.

(r)	“Equity Interest” means the equity interest held by each Party in the Registered Capital.

(s)	“Examination and Approval Authority” means the Ministry of Commerce of the PRC or its relevant local counterpart that is legally authorized to approve this Contract, the Articles of Association and the Feasibility Study Report pursuant to Law.

(t)	“Feasibility Study Report” means the feasibility study report jointly prepared by the Parties in connection with the establishment and operation of the Company and dated , 2006, a copy of which is attached hereto as Appendix II.

(u)	“Foreign Exchange Regulations” means the applicable Laws of the PRC on foreign exchange.

(v)	“General Manager” means the general manager of the Company.

(w)	“Land” means the land with a total area of 220 mu, parcel number Wuxin Guoyong (2006) No. 005 located at Yangliu Village, Jiangti Village, Yangluo Street, Xinzhou District within the 2100 mu of land granted to Party A in Wuhan, PRC, the land use right of which will be contributed by Party A to the Registered Capital pursuant to the Land Use Right Transfer Contract and this Contract at a value of Renminbi 96,200 per mu.

(x)	“Law” means all applicable laws, regulations, rules and orders of any governmental authority, securities exchange or other self-regulatory body, including any ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment.

(y)	“Party A’s Affiliate” means any Person directly Controlled by Party A.

(z)	“Person” means an individual, corporation, joint venture, enterprise, partnership, trust, incorporated association, limited liability company, government or any department thereof, or any other entity.

(aa)	“Proprietary Information” of any Party means certain technical knowledge, inventions, creations, know how, data, manufacturing processes, recipes, formulations, specifications, designs, methods, techniques, rights, devices, drawings, instructions, expertise, trade practices, trade secrets, commercial information and other information of such Party relating to the design, manufacture, application, testing, maintenance or sale of wire ropes, or any other products produced by such Party, whether patented, patentable or not, and including improvements, disclosed by such Party to the Company, whether in written form or otherwise, during the JV Term.

(bb)	“Relevant Contracts” means, collectively, the Land Use Right Transfer Contract, the Technology License and Support Contract, the Trademark License Contract, the Utilities Supply Contract, the Raw Materials Supply, Contract, the Sales Agency Contract and the Exclusive Distribution Agency Contract, each in a form agreed by the Parties.

(cc)	“RMB” means Renminbi, the lawful currency of the PRC.

(dd)	“SAIC” means the State Administration of Industry and Commerce of the PRC or its local branches as appropriate to the context.

(ee)	“Subsidiary” of a Person means any other Person that the Relevant Person Controls.

(ff)	“US Dollars” or “US$” means United States Dollars, the lawful currency of the USA.

2.	Other Defined Terms.

2.1	The following terms shall have the meanings defined in the Section indicated:

Defined Term	Section References

“Affiliate Transferee”	Section 6.6(g)
“Application”	Section 4.3
“Appointment Notice”	Section 17.1(a)
“Appraiser”	Section 17.1(a)
“Bid Committee”	Section 9.3(d)
“Buyout Notice”	Section 16.3(b)
“Buyout Price”	Section 16.3(b)
“Certificate of Approval”	Section 4.4(b)
“Chairman”	Section 9.2(b)
“Change”	Section 23.12

“China” or the “PRC”	Preamble
“Commencement Date”	Section 22.1
“Company Technology”	Section 7.1(b)(ii)
“Contract”	Preamble
“Current Fiscal Year”	Section 9.4(a)
“Deadlocked Matter”	Section 9.4(b)
“Deadlock Notice”	Section 9.4(c)
“Deadlock Notice Date”	Section 9.4(d)
“Dispute”	Section 22.1
“Dispute Notice”	Section 22.1
“Electing Party”	Section 9.4(c)
“Exclusive Distribution Agency Contract”	Section 7.1(g)
“Establishment Date”	Section 4.5
“Event of Force Majeure”	Section 19.1
“Event of Termination”	Section 16.2
“FIE”	Section 3.2(c)(i)
“Final Equity Interest Purchase Price”	Section 16.3(c)
“Final FMV”	Section 17.1(e)
“Fiscal Year”	Section 11.2
“Indemnified Party”	Section 18.3(b)
“Indemnifying Party”	Section 18.3(b)
“Independent Auditor”	Section 11.4(c)
“JV Term”	Section 15.1
“Land Use Right Transfer Contract”	Section 7.1(a)
“Liquidation Committee”	Section 16.4(c)
“New Provision”	Section 23.12
“Non-Appointing Party”	Section 16.4(c)
“Non-Electing Party”	Section 9.4(c)
“Parent’s Chairman”	Section 22.1
“Party” or the “Parties”	Preamble
“Party A”	Preamble
“Party B”	Preamble
“Preliminary Approval”	Section 4.4(a)
“Premium”	Section 16.3(c)
“Prevented Party”	Section 19.1
“Purchased Equity Interest”	Section 16.3(b)
“Purchasing Party”	Section 16.3(b)
“Raw Materials Supply Contract”	Section 7.1(d)
“Receiving Party”	Section 20.1(a)
“Recipients”	Section 20.1(b)
“Registered Capital”	Section 4.7
“Relevant Fiscal Year”	Section 9.4(a)
“Sales Agency Contract”	Section 7.1(f)
“Selling Party”	Section 16.3(b)
“Senior Management Staff”	Section 10.1(b)
“Special Meeting Request”	Section 9.6(b)

“Technology License and Support Contract”	Section 7.1(b)
“Terminating Party”	Section 16.2(g)
“Three Funds”	Section 9.3(c)(ix)
“Total Investment”	Section 6.1(a)
“Trademark License Contract”	Section 7.1(c)
“Training Programs”	Section 8.2(c)
“Transfer”	Section 6.6(a)
“Transfer Notice”	Section 6.6(e)
“Transferee”	Section 6.6(a)
“Transferring Party”	Section 6.6(e)
“Utilities Supply Contract”	Section 7.1(e)
“Valuation Notice”	Section 16.3(a)
“Vice Chairman”	Section 9.2(b)

2.2	The following principles for interpretation shall apply:

(a)	Any reference to a “company” in this Contract shall be to a company or legal person entity incorporated in any relevant jurisdiction.

(b)	Any reference to a “director” in this Contract shall include reference to a proxy or proxy director (if relevant).

(c)	Any reference to “statutes” or “statutory provisions” shall include reference to those statutes or provisions as amended or re-enacted or serving as amendment; provided, however, that any amendment or re-enactment of any statute or statutory provision with retroactive effect shall not be taken into account for the purpose of determining whether any Party has breached any of its representations, covenants, or obligations to the other Party under this Contract, the Articles of Association, the Feasibility Study Report or any Relevant Contract already performed by such Party prior to the amendment or re-enactment of such statute or statutory provision with retroactive effect.

(d)	Headings set forth in this Contract shall not affect the interpretation or construction of this Contract.

(e)	“Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation.”

(f)	References to any government ministry, agency, department or authority shall be construed as references to the duly appointed successor ministry, agency, department or authority of such ministry, agency, department or authority where the context permits.

(g)	Each attachment and appendix hereunder shall constitute an integral part of this Contract.

(h)	Any reference to the Laws of the PRC shall mean the Laws of the Mainland China.

3.	Parties to Joint Venture Company

3.1	The Parties to this Contract:

(a)	Party A

Name:	Jiangbei Steel Processing and Logistics Co., Ltd.

Nature & Place of Registration:	A limited liability company registered in accordance with the laws of the PRC.

Legal Address:	No. 219, Parrot Street, Hanyang District, Wuhan, Hubei, the PRC.

Legal Representative:	Name:	Mr. Liu Xin Quan
	Position:	Chairman
	Nationality:	Chinese

(b)	Party B

Name:	WRCA Hong Kong Holding Company Limited

Nature & Place of Registration:	A limited liability company registered in accordance with the laws of Hong Kong.

Legal Address:	Suite 910B, 9/F, Kinwick Centre, 32 Hollywood Road, Central, Hong Kong

Legal Representative:	Name:	Mr. Ira Glazer
	Position:	Director
	Nationally:	USA Citizen

3.2	Representations, Warranties and Covenants

(a)	Each Party represents, warrants and covenants to the other Party, with respect to itself, as follows:

(i)	Such Party is a company duly organized, validly existing and in good legal standing as an independent legal person under the laws of the jurisdiction of its incorporation, and has the corporate power and lawful authority to conduct its business in accordance with its business license, articles of association, company ordinance or other similar corporate constitutional documents;

(ii)	Such Party has the full right, power and authority to enter into this Contract and the Relevant Contracts to which it is a party, and to perform fully its obligations hereunder and thereunder;

(iii)	This Contract has been duly authorized, executed and delivered by such Party and, assuming the due authorization, execution and delivery by the other Party and approval by the Examination and Approval Authority, constitutes the valid and binding obligation of such Party enforceable against it in accordance with its terms and pursuant to legal procedures;

(iv)	Neither the execution of this Contract or any Relevant Contract, nor the performance of such Party’s obligations hereunder or thereunder will conflict with, or result in a breach of or constitute a default under any provisions of the business license, resolutions of the shareholders’ meetings or Board, certificate of incorporation, articles of association, company ordinance or similar constitutional documents of such Party, as the case may be, or any law, regulation, rule, authorization or approval of any government agency or authority or any contract or agreement to which such Party is a party or by which it is bound;

(v)	Such Party is, has been and, during the JV Term, will continue to be in compliance in all material respects with all applicable Law of its jurisdiction of incorporation and is not aware of any circumstances that would be a breach of any such Law;

(vi)	As of the date of this Contract, there is no lawsuit, arbitration or legal, administrative or other proceeding or governmental investigation pending or, to the best knowledge of such Party, threatened against such Party with respect to the subject matter of this Contract or that would negatively affect in any way such Party’s ability to enter into or perform this Contract, and if any such lawsuit, arbitration or legal, administrative or other proceeding or governmental investigation should come to the knowledge of such Party after the date of this Contract it shall promptly notify the other Party and provide the other Party with detailed information with respect to such matter;

(vii)

All documents, statements and information of, or derived from, any governmental body in the possession of such Party relating to the transactions contemplated in this Contract have been disclosed to the other Party or will be promptly disclosed to the other Party to the extent that they first come to the attention to such Party after the date of this Contract, and no document previously provided by such Party to the other Party contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements contained therein not misleading; and

(viii)	Such Party has procured all requisite permits and approvals from the relevant governmental departments to cooperate with the Company and the other Party in accordance with the provisions of this Contract and the Related Contracts to which it is a party and that such permits and approvals shall be valid and in full force and effect during the JV Term.

(b)	Party A further represents and warrants to Party B that it has been duly issued all approvals, permits and certificates with respect to the Land, and Party A has the full legal right to transfer the right to use the Land to the Company as part of its contribution to the Registered Capital (as defined below). Party A shall deliver to Party B a copy of the valuation report in respect of the Land duly issued by an independent and reputable land appraiser registered in China as soon as practicable, but in any case no later than five (5) days after the date hereof.

(c)	Party B undertakes to Party A that:

(i)	for so long as the Parties own any equity interest in the Company, then Party B or its Affiliate shall not invest in or establish any other enterprise in China to engage in any businesses which are the same as the businesses of the Company as covered by the Business Scope and which compete with the Company except with the consent of Party A;

(ii)	if Party B or any of its Affiliates wishes to invest in or establish an enterprise in China to engage in any businesses which are not covered by the Business Scope and which do not compete with the Company, Party B shall, and shall cause its Affiliate to, send a written proposal to Party A, which proposal shall state (x) its intention to invest and establish such a foreign-invested enterprise (“FIE”) in the PRC, (y) the basic terms of the proposed investment, and (z) an offer to Party A the first right to participate in the proposed investment as a 49% interest holder of such FIE. Party A shall have ninety (90) days to decide whether to participate and co-invest with Party B or Party B’s Affiliate (as the case may be) pursuant to the proposal. If Party A rejects such proposal or fails to respond in writing within such ninety (90) day period, Party B or its Affiliate, as appropriate, shall be free to establish the FIE, and if Party A accepts the proposal of Party B, Party A and Party B shall in good faith negotiate and agree upon the terms for the establishment of such FIE as soon as reasonably practicable; and

(iii)	subject to the provisions under Section 3.2(c)(ii) above, if within five years after the Establishment Date, the Board has not passed any resolution to unanimously approve the expansion of the Business Scope to include the manufacture and sale of electromechanical cables, Party B or its Affiliate shall thereafter have the right to establish any FIE in the PRC for the purpose of manufacturing and selling electromechanical cables.

4.	Establishment of Joint Venture Company

4.1	Establishment of the Company

The Parties hereby agree to jointly establish the Company at Wuhan, Hubei Province, the PRC, in accordance with the Law of the People’s Republic of China on Chinese-Foreign Equity Joint Ventures, the Regulations for the Implementation of the Law of the People’s Republic of China on Chinese-Foreign Equity Joint Ventures, other applicable Law of the PRC, this Contract and the Articles of Association.

4.2	Name and Legal Address

(a)	The name of the Company shall be in Chinese and “WISCO WRCA Co., Ltd.” in English.

(b)	The legal address of the Company shall be: Yangluo Economic Development Zone, Wuhan, Hubei, China.

(c)	Each Party hereby licenses and authorizes the Company to use the word “WISCO” (“ ”) or “WRCA” (“ ”), as the case may be, in the name of the Company, royalty free, during the JV Term and for so long as such Party and/or its Affiliate hold any equity interest in the Company; provided that if (i) such Party and its Affiliates no longer hold any equity interest in the Company, or (ii) the Company has conducted any act that materially adversely affected or could reasonably expected to materially adversely affect the economic interest or good will of either Party, and the Company has failed to remedy or rectify such act within a reasonable period of time after receipt of a written notice of such improper act from the affected Party or its Affiliate, then such Party shall have the right to revoke the license to the Company with respect to the use of the word “WISCO” (“ ”) or “WRCA” (“ ”), as the case may be, in the name of the Company, and the other Party shall, and shall cause the Company to, as soon as practicable, take all actions appropriate and necessary to effect the change of the Company name accordingly so as not to include the word “WISCO” (“ ”) or “WRCA” (“ ”) or any word similar to those words in the name of the Company.

4.3	Application

This Contract, the Articles of Association and the Feasibility Study Report shall be submitted by Party A to the Examination and Approval Authority for approval (the “Application”) as soon as possible after each of the following conditions have been fulfilled:

(a)	The board of directors of each Party has adopted a resolution approving the transactions contemplated in this Contract; and

(b)	This Contract, the Articles of Association and the Feasibility Study Report have been executed by the duly authorized representative of each Party hereto.

Party B shall have the right to review and approve all documents to be submitted in connection with the Application prior to such submission and no such document shall be submitted until it is satisfactory to Party B.

4.4	Approval

(a)	Party A shall notify Party B by facsimile within three (3) days after the Examination and Approval Authority issues the preliminary approval related to the establishment of the Company (the “Preliminary Approval”) if such Preliminary Approval is issued by the Examination and Approval Authority; Party A shall simultaneously deliver a copy of the Preliminary Approval to Party B together with such notification.

(b)	If the Preliminary Approval is issued, and if both Parties accept both the format and content of the Preliminary Approval, then Party A shall, within seven (7) days after issuance of the Preliminary Approval, apply to the Examination and Approval Authority for issuance of the “Certificate of Approval for Establishment of Enterprises with Foreign Investment in the PRC” (the “Certificate of Approval”) for the Company.

(c)	If the Examination and Approval Authority requires any amendments to this Contract, the Articles of Association or the Feasibility Report Study Report or any of their attachments or appendixes with respect to the Application, the Parties shall immediately consult with each other and decide whether to make such amendments as required by the Examination and Approval Authority. If the Parties agree to make such amendment as required, they shall, as soon as practicable, execute an amended version of the relevant document, reflecting the amendments agreed by the Parties, and Party A shall apply to the Examination and Approval Authority for the Certificate of Approval within five (5) days after execution of such amended version of such document.

4.5	Business License

The Parties shall, within five (5) days after the Examination and Approval Authority issues the Certificate of Approval, jointly file copies of this Contract, the Articles of Association and the Feasibility Study Report, and an application with the SAIC for registration of the Company as a limited liability company and obtain the Business License for the Company. The date on which the first Business License of the Company is issued shall be hereinafter referred to as the “Establishment Date.”

4.6	PRC Laws

All activities of the Company shall be in compliance with all applicable Laws of the PRC and are subject to the jurisdiction and protection of all such Laws.

4.7	Limited Liability

The Company shall be a limited liability company with enterprise legal person status. The liability of each Party with respect to the Company shall be limited to the amount it has subscribed to contribute to the registered capital of the Company (the “Registered Capital”) in accordance with Section 6.2. Neither Party shall have any liability to any third party in respect of the debts, liabilities or obligations of the Company.

5.	Goals and Scope of Business Operations

5.1	Goals

The goals of the Parties in the establishment of the Company are to: (a) strengthen economic cooperation and technical exchange between the Parties in the field of manufacturing wire ropes for the mining and oil and gas industries and for use in lifting and bridges within and outside the PRC; (b) operate a manufacturing plant in line with world class practices and standards by adopting advanced and appropriate technologies and scientific management methods; and (c) to earn favorable returns for the Parties by focusing mainly on the production of products which could not be manufactured by domestic manufacturers and depended on being imported into the PRC.

5.2	Business Scope

The Business Scope of the Company shall be the following:

To primarily engage in the manufacturing, marketing and sale of (a) wire ropes; and (b) to provide after-sales service to customers of the Company.

For the avoidance of doubt, the Parties acknowledge that wire ropes do not include electromechanical cables. The Parties further agree that the Board shall discuss and determine (on an unanimous basis) whether the Company shall expand its Business Scope and include the manufacture and sale of electromechanical cables in the PRC within five (5) years after the Establishment Date. In the event the Board fails to make such a decision or decides against expanding the Business Scope, then as provided in Section 3.2(c) above, Party B shall be free to establish an FIE in China to manufacture and sell electromechanical cables.

5.3	Project Scale

(a)	The initial scale of production for the first year of the Company after its establishment is estimated to be:

Wire ropes: 50,000 tons

(b)	As more fully described in the Feasibility Study Report, the Parties wish to expand the scale of production of wire ropes from 50,000 tons to 100,000 tons within two (2) to three (3) years after the establishment of the Company.

(c)	Subject to Section 5.3(b) above, the development plan and implementation schedule of the Company shall be decided by the Board based on domestic and international market conditions. In addition, the Company may expand or reduce production capacity, increase or decrease product varieties based on the capacity of the Company, the domestic and foreign market demand and other factors as decided by the Board.

6.	Total Investment, Registered Capital and Method of Contribution

6.1	Total Amount of Investment, Registered Capital and Loans

(a)	The total amount of investment of the Company (the “Total Investment”) shall be US$99,000,000.

(b)	The Registered Capital shall be US$50,000,000.

(c)	The difference between the Total Investment and the Registered Capital may be raised by the Company through loans from domestic and foreign financial institutions as determined by the Board. If required by any financial institutions, the assets of the Company shall be mortgaged as security for such loans in accordance with Law. If security or guarantee shall be required by any financial institutions, such security or guarantee shall be several (not joint) in nature and each Party shall be liable thereto in proportion to the Parties’ respective Equity Interest.

(d)	in the event the Registered Capital is increased and any Party fails or is unable to provide the required equity on a pro-rata basis, the other Party may contribute the shortfall such that the Equity Interest of the non-contributing Party shall be diluted proportionally.

6.2	Proportion of Investment, Method of Contribution, Currency

(a)	The contribution to the Registered Capital subscribed by Party A shall be the Renminbi equivalent of US$24,500,000, representing a 49% Equity Interest in the Company. Subject to Section 6.4, Party A shall make its contribution to the Registered Capital in the form of the land use right to the Land based on the value of Renminbi 96,200 per mu and cash in Renminbi

(b)	The contribution to the Registered Capital subscribed by Party B shall be US$25,500,000, representing a 51% Equity Interest in the Company. Subject to Section 6.4, Party B shall make its contribution to the Registered Capital in cash in US Dollars.

6.3	Procedure of Contribution

(a)	Subject to Section 6.4, the Parties shall make their respective contributions to the Registered Capital in such form as specified in Section 6.2 and in installments. Party A shall contribute the land use right to the Land and cash making up 15% of its subscribed Registered Capital as part of its first installment whereas Party B shall contribute 15% of its subscribed Registered Capital in cash as its first installment. The first installment shall be made by the Parties within ninety (90) days after the Establishment Date, on a date to be decided by the Board. The remaining portion of the Registered Capital shall be made by the Parties within two (2) years after the Establishment Date, on such dates to be decided by the Board.

(b)	The Parties shall make subsequent contributions to the Registered Capital in accordance with the Business Plan, and as required by Law, simultaneously and in proportion to their respective Equity Interest in the Company.

(c)	Within fifteen (15) days after each Party has made its respective capital contributions in accordance with this Section 6, a certified public accountant registered in the PRC shall be engaged by the Company to verify the contributions made and issue a capital verification report to such effect. Within fifteen (15) days after receipt of each such capital verification report, the Company shall issue to such Party an investment certificate signed by the Chairman of the Board evidencing payment of such contributions as of the date of the issuance of the investment certificate.

6.4	Conditions of Contributions

(a)	Party A shall not be obligated to make any contribution to the Registered Capital until each of the following conditions has been satisfied or waived in writing by Party A:

(i)	following execution by the Parties, this Contract, the Articles of Association and other relevant documents have been approved by the Examination and Approval Authority without substantive amendments thereto;

(ii)	the Business License has been issued without altering in any material respects the Company’s initial Business Scope as set forth in Section 5.2;

(iii)	the Company has received all of the Company Approvals;

(iv)	Party B or its Affiliate has executed each of the Relevant Contracts to which it is a party;

(v)	the Company has secured working capital and equipment financing commitments on terms satisfactory to the Parties; and

(vi)	there has been no breach of any provision of this Contract by Party B.

(b)	Party B shall not be obligated to make any contribution to the Registered Capital until each of the following conditions has been satisfied or waived in writing by Party B:

(i)	following execution by the Parties, this Contract, the Articles of Association and other relevant documents have been approved by the Examination and Approval Authority without substantive amendments thereto;

(ii)	the Business License has been issued without altering in any material respects the Company’s Business Scope as set forth in Section 5.2;

(iii)	the Company has received all of the Company Approvals;

(iv)	Party A or its Affiliate has executed each of the Relevant Contracts to which it is a party;

(v)	the Company has secured working capital and equipment financing commitments on terms satisfactory to the Parties; and

(vi)	there has been no breach of any provision of this Contract by Party A.

(c)	The Parties shall make all reasonable efforts to ensure the fulfillment of each of the conditions set forth in Sections 6.4(a) and 6.4(b) as soon as possible after the execution of this Contract. Such reasonable efforts shall include taking all measures to be taken by the relevant Party as soon as possible, which are necessary or required for obtaining the Company Approvals (including delivery of notices, registration and filing).

6.5	Increase and Reduction of Registered Capital

(a)	The Company shall not increase or reduce the Registered Capital during the JV Term unless approved by the Board in accordance with this Contract and the Articles of Association and approved by the Examination and Approval Authority. The amount, mode and ratio of any capital increase or reduction shall be negotiated by the Parties and decided by the Board.

(b)	In case of any increase or reduction in the Registered Capital, the Parties shall make amendments to the relevant provisions of this Contract and, upon the approval of the Examination and Approval Authority, register such change with SAIC. In the case of an additional subscription of increased Registered Capital, each Party shall submit the investment certificate issued to it to the Company for cancellation and the Company shall issue to such Party a new investment certificate evidencing payment of the additional amount of contribution made by such party as of the date of the issuance of the new investment certificate.

6.6	Transfer of Equity Interest

(a)	Neither Party A nor Party B shall sell, give, assign, transfer or otherwise dispose of any Equity Interest or any right, title or interest therein or thereto (each, a “Transfer”) to any third party (a “Transferee”) without the prior written consent of the other Party, except as expressly permitted by this Section 6.6. Any purported Transfer in violation of this Section 6.6 shall be null and void ab initio, and the Company and the Parties shall not register or recognize any such Transfer.

(b)	Except as otherwise provided in Sections 6.6(g), 9.4 or 16.3 of this Contract, neither Party shall Transfer any Equity Interest to any Transferee during the period commencing on the Establishment Date and ending on the tenth anniversary of the Establishment Date.

(c)	During the JV Term, neither Party may Transfer any Equity Interest to any Transferee (other than its Affiliates) that directly or indirectly through its Affiliates, produces, markets or sells any products in competition with the products produced, marketed or sold by the Company.

(d)

Notwithstanding any other provisions of this Contract, no Transfer may be made unless (i) the Transferee has agreed in writing to, be bound by the terms and conditions of this Contract and the Articles of Association, which may be amended and restated to the extent that the Parties and the Transferee agree to such amendments; and (ii) the Transfer complies in all respects with the other applicable provisions of this Contract, the Articles of Association and other relevant documents designated by the non-Transferring Party, including any Relevant Contract to which the Transferring Party or its Affiliate is a party.

(e)	Subject to the restrictions set forth in Sections 6.6(b) and (c), if a Party wishes to Transfer all or any portion of its Equity Interest to a Transferee, such Party (the “Transferring Party”) shall provide a written notice (the “Transfer Notice”) to the other Party stating its wish to make such Transfer, the interest it wishes to Transfer, the price of such interest (which shall be in cash only, and may not be in kind) and the identity of the proposed Transferee.

The other Party shall have the right of first refusal to purchase such Equity Interest on terms no less favorable than those offered to or by such Transferee. Within thirty (30) days of receipt of the Transfer Notice from the Transferring Party, the other Party shall deliver its response stating whether it chooses to exercise its right to purchase the Equity Interest that the Transferring Party wishes to Transfer. If the other Party fails to respond within such thirty (30) day period, it shall be deemed to have given its prior written consent to the Transferring Party’s Transfer of the Equity Interest on the terms set forth in the Transfer Notice.

(f)	The Transferring Party and the Transferee shall enter into an equity interest transfer contract with respect to the Transfer of the relevant Equity Interest. The Parties shall thereafter amend this Contract and the Articles of Association to reflect the respective equity interests in the Company held by the Parties and the Transferee, subsequent to the completion of such equity interest transfer contract and to reflect changes in the composition of the Board. The Parties shall (i) cause the Company to apply to the relevant governmental authorities for approval of the Transfer and the amendments to this Contract and Articles of Association, (ii) cause the Company to apply for the issuance of a new Business License reflecting the relevant changes in the particulars of the Company set forth in the amendments to this Contract and Articles of Association, and (iii) use their best efforts to assist the Company to obtain all such approvals and the issuance of such license. The Parties shall, and shall cause the Company to, promptly execute all such further documents and perform all such further acts as the Transferring Party may reasonably require to constitute the Transferee, as the legal and beneficial owner of the equity interest Transferred pursuant to the Transfer free from any and all Encumbrances.

(g)

Subject to the restriction set forth in Section 6.6(c), either Party may Transfer all or any portion of its Equity Interest to one or more of its Affiliates (the “Affiliate Transferee”), and the other Party hereby gives its prior consent to any such Transfer; provided that such Affiliate Transferee has substantial assets and operating capacities relative to the scale of the

Company’s business operations at the time of such Transfer. In case of a Transfer under this Section 6.6(g), the Transferring Party shall provide the other Party documents supporting the status of the Affiliate Transferee as an Affiliate of the Transferring Party and information on the businesses and commercial activities of such Affiliate Transferee, including information related to the financial status and economic health of the Affiliate Transferee and information on whether such Affiliate Transferee produces, markets or sells any products in competition with the Company.

(h)	In case of a Transfer by a Party to its Affiliate under Section 6.6(g), the Transferring Party and the Affiliate Transferee shall enter into an equity interest transfer contract with respect to the Transfer of the relevant Equity Interest. The Parties shall thereafter amend this Contract and the Articles of Association to reflect the respective equity interests in the Company held by the Parties and the Affiliate Transferee subsequent to the completion of such equity interest transfer contract and to reflect changes in the composition of the Board. The Parties shall (i) cause the Company to apply to the relevant governmental authorities for approval of the Transfer and the amendments to this Contract and Articles of Association, (ii) cause the Company to apply for the issuance of a new Business License reflecting the relevant changes in the particulars of the Company set forth in the amendments to this Contract and Articles of Association, and (iii) use their best efforts to assist the Company to obtain all such approvals and the issuance of such license. The Parties shall, and shall cause the Company to, promptly execute all such further documents and perform all such further acts as the Transferring Party may reasonably require to constitute the Affiliate Transferee as the legal and beneficial owner of the Equity Interest Transferred pursuant to the Transfer free from any and all Encumbrances.

(i)	If an Affiliate Transferee pursuant to Section 6.6(g) at any time ceases to be an Affiliate of the Transferring Party, the Transferring Party shall ensure that the Affiliate Transferee shall forthwith Transfer the Equity Interest back to such Transferring Party. The equity interest transfer contract to be entered into by the Transferring Party and the Affiliate Transferee in accordance with Section 6.6(h) shall require that if an Affiliate Transferee at any time ceases to be an Affiliate of the Transferring Party, the Transferring Party shall ensure that the Affiliate Transferee shall forthwith Transfer the Equity Interest back to such Transferring Party.

7.	Relevant Contracts

7.1	Execution of Relevant Contracts

Within seven (7) days of the Establishment Date, each Party shall execute each of the Relevant Contracts to which it is a party, and shall cause is Affiliate and/or the Company, as the case may be, to execute each of the Relevant Contracts to which such Affiliate and/or the Company is a party:

(a)	Land Use Right Transfer Contract between Party A and the Company (the “Land Use Right Transfer Contract”), pursuant to which Party A shall transfer the right to use the Land to the Company for a term of 50 years based on the value of Renminbi 96,200 per mu as more specifically provided in the Land Use Right Transfer Contract. The actual transfer process shall be carried out in accordance with PRC Laws;

(b)	Technology License and Support Contract between Party B and/or its Affiliate and the Company (the “Technology License and Support Contract”), initialed by the parties thereto on the date hereof, pursuant to which:

(i)	Party B and/or its Affiliate shall license to the Company certain technology in connection with the Company’s products and the Company shall pay the licensor an annual royalty based on the total sales revenue of the Company at the following rates: for Fiscal Years 2008 to 2012 at 3%, for Fiscal Years 2013 to 2016 at 2% and thereafter at 0%; provided that if in any Fiscal Year the Company is suffering operating losses, then the royalties payable in such Fiscal Year shall be deferred and be added to the royalties payable in subsequent years and become payable to Party B in the following Fiscal Years where the Company is no longer suffering operating losses;

(ii)	the Company and Party B and/or its Affiliate acknowledge that (x) all technology developed by the Company and/or improved by the Company (collectively, the “Company Technology”) shall be owned by the Company, and (y) the Company shall have the right to transfer or license the Company Technology to any other entity; and

(iii)	the Company shall grant to Wire Rope Corporation of America, Inc., with the right to sublicense to its wholly-owned subsidiaries, a perpetual, royalty-free, non-exclusive and non-transferable license to use the Company Technology.

(c)	Trademark License Contract between Party B and/or its Affiliate and the Company (the “Trademark License Contract”), initialed by the parties thereto on the date hereof, pursuant to which Party B and/or its Affiliate shall license to the Company its trademark for use on the Company’s products;

(d)	Raw Materials Supply Contract between Party A and/or its Affiliate and the Company (the “Raw Materials Supply Contract”), pursuant to which Party A and/or its Affiliate shall provide the Company, in priority over third parties, with high carbon steel rods in such quantities and qualities to meet the Company’s manufacturing requirements for the production of the Company’s products at the most preferential prices and on the most preferential terms, which shall not, in any event, be higher than the lowest prices offered by Party A or its Affiliates to any third party for such raw materials;

(e)	Utilities Supply Contract between Party A and/or its Affiliate and the Company (the “Utilities Supply Contract”), pursuant to which Party A and/or its Affiliate shall provide the Company with electricity, gas, water, compressed air, waste water treatment service and other utilities and support based on the actual costs incurred by Party A and/or its Affiliates in providing the utilities to the Company;

(f)	Sales Agency Contract between Party B and/or its Affiliate and the Company (the “Sales Agency Contract”), pursuant to which Party B and/or its Affiliate shall designate the Company as its sales agent to sell Party B’s and/or its Affiliate’s products in the PRC for a term of one (1) year from the Establishment Date and thereafter during the JV Term to sell such products of Party B and/or its Affiliates that are similar to the products of the Company and which may compete with the business of the Company and the Company shall be paid a commission as specifically provided in the Sales Agency Contract;

(g)	Exclusive Distribution Agency Contract between the Company and Party B and/or its Affiliate (“Exclusive Distribution Agency Contract”), pursuant to which the Company shall designate Party B and/or its Affiliates as its exclusive distributor of the Company’s products in the Designated Overseas Territories; and

(h)	Other documents and agreements necessary for the full accomplishment of the transactions contemplated in this Contract.

8.	Responsibilities of the Parties

8.1	Responsibilities of Party A

Party A shall be responsible for performing the following duties in addition to the other responsibilities set forth elsewhere in this Contract:

(a)	strictly performing its obligations under this Contract, the Articles of Association and each Relevant Contract to which it is a party, and ensuring that each of its Affiliates performs its obligations under each Relevant Contract to which such Affiliate is a party;

(b)	obtaining all necessary Company Approvals for the establishment of the Company;

(c)	providing or causing its Affiliates to provide the Company with raw materials pursuant to the Raw Materials Supply Contract;

(d)	filing all documents required for the establishment of the Company and the obtaining and maintaining of all the Company Approvals with the relevant Governmental Authorities;

(e)	transferring the land use right of the Land to the Company and assisting the Company in obtaining all the necessary approvals and permits for the Company to own the land use right over the Land;

(f)	assisting the Company in constructing the Building, including applying for and obtaining all permits and approvals required for the construction of the Building and the building ownership certificates with respect to the Building;

(g)	assisting the Company in maintaining in force throughout the JV Term all Company Approvals and agreements that are necessary for the Company to achieve its goals and business objectives;

(h)	assisting the Company in applying for and obtaining any existing preferential treatment in tax, customs, foreign exchange and other fields that are available or may be available under any preferential policy in accordance with Law;

(i)	appointing in a timely manner members of the Board as specified in Section 9.2 hereunder;

(j)	nominating in a timely manner candidates for Senior Management Staff as specified in this Contract and the Articles of Association;

(k)	assisting the Company in obtaining financing deemed necessary by the Board, including the initial working capital financing referred to in Section 6.4(a)(v);

(l)	assisting the Company in liaising with the PRC government authorities and other PRC companies with which the Company wishes to cooperate (including Party A’s Affiliates);

(m)	causing its directors to exercise their voting rights in accordance with this Contract and the Articles of Association;

(n)	assisting the Company in obtaining all necessary visas, travel documents and/or work permits for its expatriate employees and their families, including Party B’s secondees so as to enable them to, enter, leave and stay in the PRC for their work in the Company and other activities;

(o)	providing and causing the Company to provide Party B and its Affiliates with all necessary assistance and cooperation in order for Party B and its Affiliates to comply with applicable Laws;

(p)	assisting the Company in matters related to the employees of the Company;

(q)	if requested by the Board, and to such extent as is necessary and convenient, supporting and assisting the Company in its production activities;

(r)	if requested by the Board, assisting the Company in marketing the products of the Company within the PRC;

(s)	providing or causing its Affiliates to provide the utilities to the Company pursuant to the Utilities Supply Contract; and

(t)	assisting the Company in other matters as requested by the Board from time to time.

8.2	Responsibilities of Party B

Party B shall be responsible for performing the following duties in addition to the other responsibilities set forth elsewhere in this Contract:

(a)	strictly performing its obligations under this Contract, the Articles of Association and each Relevant Contract to which it is a party and ensuring that each of its Affiliates performs its obligations under each Relevant Contract to which such Affiliate is a Party;

(b)	appointing in a timely manner members of the Board as specified in Section 9.2 hereunder;

(c)	providing adequate training to the Company’s management staff at the Company’s costs and expenses, which shall include training programs to be conducted in the USA, Mexico and the PRC (“Training Programs”) and Party B shall present such Training Programs to the Board for its approval in accordance with Section 9.3(c)(xii) and pursuant to the Technology License and Support Contract;

(d)	nominating in a timely manner candidates for Senior Management Staff as specified in this Contract and the Articles of Association;

(e)	assisting in obtaining the approvals, permits, licenses and tax registration necessary for the establishment and legal operation of the Company and providing all necessary documents for such applications on a timely basis;

(f)	assisting the Company in developing advanced management systems;

(g)	assisting the Company with respect to developing systems for operation of the Company’s production lines in an efficient and effective manner;

(h)	assisting the Company in preparing efficient staffing plans;

(i)	assisting the Company in obtaining financing deemed necessary by the Board;

(j)	causing its directors to exercise their voting rights in accordance with this Contract and the Articles of Association;

(k)	assisting the Company in obtaining all necessary visas, travel documents and/or work permits for its Chinese employees so as to enable them to come in and out of and stay in the United States for technical training, carrying out work responsibilities and conducting other activities on behalf of the Company as requested by the Board;

(l)	if requested by the Board, and to such extent as is necessary and convenient, supporting and assisting the Company in its production activities;

(m)	assisting the Company in marketing the products of the Company outside the PRC and selling, directly or through its Affiliates, the products of the Company in the Designated Overseas Territories;

(n)	as soon as reasonably practicable, provide training and assistance to Party A or its Affiliates to upgrade its raw materials in order that Party A or its Affiliates may provide the raw materials to the Company which meet the requirements and qualities of the Company pursuant to the Raw Materials Supply Contract;

(o)	causing its Affiliates to license technology to which such Affiliates own or have the right to use to the Company and warranting that the technology being licensed is complete, error free, effective and capable of achieving the intended purpose; and

(p)	assisting the Company in other matters as requested by the Board from time to time.

9.	Board of Directors

9.1	Establishment of the Board

The Board shall be established on the Establishment Date.

9.2	Composition of the Board; Appointment, Dismissal and Remuneration of Directors

(a)	The Board shall consist of five (5) directors, two (2) of whom shall be appointed by Party A and three (3) by Party B. The term of office for each director shall be four (4) years, renewable upon reappointment by the appointing Party. The term of the directors of the first Board shall commence on the Establishment Date. There is no restriction on the number of times a director may be reappointed.

(b)	The Board shall have one (1) chairman (the “Chairman”) and one (1) vice chairman (the “Vice Chairman”). The Chairman shall be appointed by Party A and the Vice Chairman shall be appointed by Party B.

(c)	Either Party shall have the right, at any time, to remove with or without cause and replace any director appointed by it before the expiration of his or her term. If a director is removed, becomes incapacitated, dies, resigns or otherwise ceases to be a director, the Party that appointed such director shall appoint a new director to serve for the remainder of the term of office of such director.

(d)	The appointment or dismissal of a director shall take effect fifteen (15) days following the delivery of a written notice by the Party implementing such appointment or dismissal to the other Party.

(e)	Directors of the Company shall serve without remuneration but may receive remuneration as Senior Management Staff when concurrently employed as a member of the Senior Management Staff.

(f)	A director shall not engage in the daily operation of the Company, unless engaged in the daily operation as Senior Management Staff when concurrently employed as a member of the Senior Management Staff.

(g)	The Parties agree to cause the Company to file for the record with the Examination and Approval Authority and/or SAIC any change of director appointed by either Party, if required by Law.

(h)	The Company shall, at its own expense, purchase adequate directors’ liability insurance on behalf of and for the benefit of each director, and shall indemnify each director against all claims and liabilities incurred by reason of his being a director of the Company; provided that the director’s acts or omissions giving rise to such claim or liability did not constitute intentional misconduct or a violation of criminal law. In addition, the Company reserves the right to pursue any claims against directors who cause the Company to incur unauthorized claims or liabilities.

9.3	Functions and Powers of the Board

(a)	The Board shall be the highest authority of the Company, and shall direct the overall management, supervision and control of the business of the Company; provided that the Board shall delegate certain of its authority over day-to-day operational and managerial matters to the General Manager as set forth in Section 10.2. The resolutions of the Board shall be adopted in accordance with this Contract, the Articles of Association and applicable Law.

(b)	Decisions with respect to the following matters shall require the unanimous approval of all directors present and voting in person or by proxy at a duly convened meeting of the Board or by unanimous written resolution of all of the members of the Board:

(i)	increases or decreases in the Registered Capital or any Transfer of either Party’s Equity Interest;

(ii)	merger with other companies, division of the Company or change in the form of organization of the Company;

(iii)	suspension of the business operations of the Company, termination or dissolution of the Company or extension of the TV Term; and

(iv)	amendment of the Articles of Association.

(c)	Affirmative vote of at least four (4) or more directors, present at a duly convened meeting of the Board or a written resolution signed and approved by at least four (4) or more of the members of the Board shall be required before any decision is made concerning the following matters:

(i)	any transaction between the Company and a related party of Party A or Party B;

(ii)	determination of the Company’s strategy, development direction and short-term and long-term development plans;

(iii)	determination and amendment of the Company’s Business Plans and financial budgets;

(iv)	entering into an amendment of any Relevant Contract to which the Company is a party;

(v)	appointment of the General Manager, Deputy General Manager, Internal Audit Manager, Sales Manager, the Finance Manager and the Plant Manager, and determination of the terms of employment and remuneration polity of all the Senior Management Staff;

(vi)	determination of the engagement and dismissal, performance evaluation, remuneration policy and other matters related to the Independent Auditor;

(vii)	determination of the wages and welfare policies of the Company’s employees and adoption of the annual human resource recruitment plan formulated by the General Manager;

(viii)	determination of the entering into, revision or termination of any business contract of a value greater than or equal to US$ 250,000, to which the Company is a party and which is not included as part of the Business Plan;

(ix)	determination of the amount and timing to allocate funds to, or draw funds from, the employee bonus and welfare fund, the enterprise expansion fund and reserve fluid (collectively, the “Three Funds”) set forth in Section 11.7;

(x)	determination of the entering into, revision or termination of any agreement with respect to or that includes any provision with respect to any loan or guarantee not covered by the annual development plan or the Business Plan adopted by the Board;

(xi)	approval of the purchase, disposal or expenditure of the Company’s assets that are not included in (1) the regular business of the Company; or (2) the annual Business Plan approved by the Board;

(xii)	granting of any license and the terms of any such license to any entity of the Company Technology, other than a license to Party B or its Affiliates of the Company Technology pursuant to the Technology License and Support Contract; and

(xiii)	authorization of the Training Programs, which programs shall be presented to the Board by the management representatives of Party B and which shall incorporate training for the senior management team and for some levels below senior management; and shall include training sessions in the US as well as having Party B’s trainers visiting and teaching the Training Programs in China. The Company shall be responsible for all costs of the Training Programs and the Board shall approve the Training Programs and the budget thereof.

(d)	The Board shall establish a bid committee (“Bid Committee”) comprising of four (4) persons, two (2) of whom shall be appointed by Party A and two (2) by Party B. The Bid Committee shall solicit bids for all of the building equipment for the Company and shall make recommendations to the Board on whether or not to accept the bids obtained, whereupon the Board shall approve such bids based on the unanimous recommendation of the Bid Committee. The General Manager shall have the right to participate in all meetings of the Bid Committee but only as a non-voting participant.

9.4	Deadlocked Matters

(a)	If at the end of any Fiscal Year (the “Current Fiscal Year”) the Board is unable to pass a resolution on the proposed updated annual budget and Business Plan submitted to it by the General Manager prior to the commencement of the next Fiscal Year (the “Relevant Fiscal Year”), in the Relevant Fiscal Year the Company shall be operated in accordance with the capital and operating budgets in accordance with which the Company was operated in the Current Financial Year, with an increase of ten percent (10%) in all approved expenditures over those that appear in such capital and operating budgets.

(b)	If the Board is unable to pass a resolution on the matters described in Sections 9.3(b) or 9.3(c) (the “Deadlocked Matter”) in any two (2) successive meetings of the Board or within sixty (60) days after any one (1) Board meeting at which the Deadlocked Matter is proposed and no resolution is passed, whichever is shorter, the disagreement with respect to such matter shall be resolved pursuant to the procedures set forth in this Section 9.4.

(c)	Within ten (10) Business Days after the date of the second successive meeting of the Board at which the Board failed to pass a resolution with respect to any Deadlocked Matter or the end of the sixty (60) day period referred to in Section 9 A(b), whichever is earlier, either Party (the “Electing Party”) may deliver a deadlock notice (the “Deadlock Notice”) to the other Party (the “Non-Electing Party”) stating that it has elected to invoke the deadlock resolution procedures with respect to the relevant Deadlocked Matter and referring such Deadlocked Matter to the Chairman of Party A and Party B.

(d)	Within ten (10) Business Days after the date of delivery of the Deadlock Notice (the “Deadlock Notice Date”), the Non-Electing Party shall deliver a notice to the Electing Party setting forth its request to resolve the Deadlocked Matter by the Chairman of Party A and Party B. Within twenty (20) Business Days after the date of delivery of a Deadlock Notice, the Chairman of Party A and Party B shall meet, either in person or by telephone, to attempt to resolve the relevant Deadlocked Matter. The unanimous decision of the Chairman of Party A and Party B shall be binding on the Board. If the Chairman of both Party A and Party B are unable to reach an agreement on an unanimous basis on the relevant Deadlocked Matter within a period of forty (40) Business Days after the Deadlock Notice Date and the failure to resolve such Deadlocked Matter materially impairs the operation of the Company, both Parties shall cause the directors appointed by them to the Board to vote unanimously to terminate and liquidate the Company pursuant to Sections 16.2, 16.3 and 16.4.

9.5	Legal Representative and Performance on behalf of Legal Representative

(a)	The Chairman shall be the legal representative of the Company. The Chairman shall have the powers and responsibilities set forth in this Contract and the Articles of Association, shall have the scope of authority expressly authorized by the Board, and shall represent the Company for service of process.

(b)	If the Chairman is temporarily unable to perform his or her duties for any reason, the Vice Chairman shall perform the duties of the Chairman on his or her behalf. Should both the Chairman and the Vice Chairman be temporally unable to perform their duties for any reason, the remaining directors shall choose a director to perform the duties of the Chairman by simple majority vote. If the remaining directors are unable to agree as to which director shall perform the duties of the Chairman within ten (10) Business Days, the Party who appointed the current Chairman shall have the right to choose the director who shall perform the duties of the Chairman during such time.

9.6	Board Meetings and Board Resolutions

(a)	Regular meetings of the Board shall be held at least four (4) times each year and, to the extent possible, each meeting date shall coincide with the date of release of the quarterly financial results of the Company. The meetings shall be convened and presided over by the Chairman; the Chairman shall send a written notice to all directors specifying the subject matter for discussion, date and venue of each regular meeting one (1) month prior to the scheduled date of such regular meeting, or a shorter period of time prior to such date upon the approval of the Chairman and the Vice Chairman in case of emergency.

(b)	Special meetings of the Board shall be convened by the Chairman at any time on his own motion or on the written request of any two (2) directors (a “Special Meeting Request”). The Chairman shall send a notice of a special Board meeting to all other directors within three (3) days after receipt of a Special Meeting Request. Such meeting shall be convened within fifteen (15) days after receipt of such notice of a special Board meeting by all other directors.

(c)

Two-thirds (2/3) or more of all the directors (including those appointed by proxy) shall constitute a quorum for any board meeting. If such a quorum is not present within two (2) hours after the time appointed for the commencement of the meeting, the meeting shall be adjourned to such place and time (which is at least ten (10) days later or such earlier date as shall be agreed by all the directors on the Board in writing) as the directors who did attend shall decide. If a quorum is not present within two (2) hours after the time appointed for the commencement of such adjourned meeting, any number of directors present shall be constitute a quorum. A director who is unable to attend a meeting in person may entrust in writing a proxy to attend and to vote at the meeting on his or her behalf. Such proxy shall have the same rights and powers as the director by whom he or she has been entrusted. Delivery of a proxy by facsimile shall be effective for this purpose. A proxy must be either (i) a director of the Company, (ii) an officer of the original appointing Party of the director, or (iii) an officer of an Affiliate of the original appointing Party of the director. A director may be appointed as proxy for another director, and the same person may be appointed as proxy for more than one (1) director. A proxy shall have one (1) vote for each director whom he represents, and shall also be entitled to cast one (1) vote in his own behalf if he is, in addition, a director in his own right.

(d)	Any director who wishes to add subject matters to the agenda of a Board meeting upon receipt of such meeting notice as specified in Section 9.6(a) shall notify the Chairman in writing at least three (3) Business Days prior to the date of the meeting.

(e)	Board meetings shall in principle be held at the legal address of the Company, but may be held at any other location upon the approval of two-thirds (2/3) or more of all directors.

(f)	Minutes of the Board meetings shall be recorded in both English and Chinese. All resolutions of the Board shall be included in the minutes, which shall be kept by the Company for ten (10) years. Directors and proxies present at the meeting shall sign their names on the minutes for such meeting.

(g)	Any action that may be taken at any Board meeting may be taken without a meeting if all directors consent to such action in writing. For any such action to be taken in writing in accordance with this Section 9.6(g), a draft resolution shall be formulated by the Chairman and the Vice Chairman and circulated to all directors for review. All the directors, within three (3) days of receipt after such draft resolution, shall date, approve or disapprove, sign such draft resolution and return the same to the Chairman. All written resolutions shall be passed only by an affirmative vote of a single majority of the Board, except as specified in Sections 9.3(b) and 9.3(c) by two-thirds (2/3) or more of all the directors.

(h)	Board meetings may be held by telephone, videoconference or any other means of contemporaneous communication so long as all directors taking part in a meeting so held are able to hear each other at all times. Participation by a director or his proxy at a meeting by such means shall be deemed to constitute presence of such director or his proxy in person at a meeting.

(i)	Reasonable expenses incurred by directors and their proxies for travel, accommodation, and meals in connection with any Board meeting, and all expenses in connection with the meeting, shall be borne by the Company.

10.	Business Management

10.1	Establishment and Composition of the Management Organization of the Company

(a)	The Company shall establish a management organization under the Board in charge of the daily business operation and management of the Company.

(b)	The management organization shall consist of one (1) of each of the following positions: General Manager, Deputy General Manager, Finance Manager, Plant Manager and Sales Manager (collectively, the “Senior Management Staff’).

(c)	During the JV Term, Party B shall have the right to nominate the General Manager and Party A shall have the right to nominate the Deputy General Manager for a term of three (3) years. Each of the General Manager and the Deputy General Manager so nominated by Party B and Party A, respectively, shall be appointed by the Board and employed by the Company.

(d)	The General Manager and the Deputy General Manager shall not concurrently serve as the General Manager or the Deputy General Manager of any other enterprise within the PRC, and shall not engage, either on his or her own or through any third party, in the production, marketing, sale or export of any products of the Company or other products in competition with the Company.

(e)	The other Senior Management Staff shall be appointed by the Board pursuant to Section 9.3(c)(v), each with a term of three (3) years.

10.2	Powers of the General Manager

(a)	The General Manager shall exercise the following powers under the leadership of the Board:

(i)	taking charge of the Company’s production operations, marketing, sales and management, and organizing the implementation of the resolutions of the Board;

(ii)	organizing the implementation of the Company’s annual business plans and investment plans;

(iii)	supervising and overseeing the other members of the Senior Management Staff;

(iv)	formulating the Company’s detailed rules and regulations;

(v)	appointing or dismissing the management personnel other than those required to be appointed or dismissed by the Board in accordance with Section 10.1(e);

(vi)	determining the Company’s marketing strategy;

(vii)	determining the Company’s accounting system and reporting monthly results to the Board in formats and details to be specified by the Board.

(viii)	formulating proposals on and determining the Company’s internal management system, organization and standing rules;

(ix)	determining the entering into, revision or termination of business contracts of a value of less than 250,000 US Dollars, to which the Company is a party;

(x)	determining the establishment of bank accounts within or outside the PRC or developing any financial or banking relations; and

(xi)	other powers conferred by the Articles of Association and the Board.

(b)	In exercising the powers set forth in Section 10.2(a) above, the General Manager shall consult with the Deputy General Manager. However, the decisions of the General Manager shall be final.

(c)	The General Manager shall have the right to attend all meetings of the Board. If the General Manager has been appointed as a member of the Board, he or she shall have the right to vote at such Board meeting. If the General Manager is not a director of the Board, the Board shall have the right to convene closed-door Board meetings without the attendance or presence of the General Manager.

(d)	The Party appointing the General Manager or the Deputy General Manager may replace such General Manager or Deputy General Manager by giving written notice to the Board. A successor shall then be appointed by the original appointing Party pursuant to Section 10.1 to serve the remainder of the term of the dismissed General Manager or Deputy General Manager.

10.3	Changes to Senior Management Staff

Under the following circumstances, the Board shall have the right, but not the obligation, to dismiss any Senior Management Staff at any time:

(a)	deceitful behavior for personal interests;

(b)	serious dereliction of duties;

(c)	failure to comply with the terms of this Contract;

(d)	failure to perform required duties as a result of illness or other reasons; or

(e)	upon recommendation of the General Manger.

Upon dismissal of any member of Senior Management Staff in accordance with this Section 10.3, a successor shall be appointed by the original appointing Party to serve the remainder of the term of the dismissed member of the Senior Management Staff.

10.4	Remuneration of Senior Management Staff

The Senior Management Staff shall be compensated in accordance with the standards agreed by the Parties. All costs and expenses of the Senior Management Staff shall be borne by the Company and the compensation standards for expatriate Senior Management Staff shall take into account the standards of compensation for such Senior Management Staff in their home country and the levels of compensation for comparable expatriate managers in similar Chinese-foreign joint ventures in the Mainland China.

11.	Financial Management

11.1	Financial Accounting System

(a)	The Company shall establish an independent financial and account system and shall prepare financial statements in accordance with the applicable Enterprise Accounting System of the PRC, other relevant Law, the particular circumstances of the Company and the operating and financial procedures and requirements of the Parties.

(b)	The Company’s financial management rules shall be formulated and adopted by the Board based on the recommendations of the General Manager.

11.2	Fiscal Year

The fiscal year of the Company shall be the calendar year (the “Fiscal Year”). The first Fiscal Year shall commence from the Establishment Date of the Company and end on December 31 of the same year. The last Fiscal Year shall end on the date of dissolution of the Company.

11.3	Financial Reporting

(a)	The Company shall use RMB as the base currency in its bookkeeping, and US Dollars may be used concurrently with RMB.

(b)	The Company shall maintain one (1) set of accounts, which shall be prepared in accordance with the generally accepted accounting principles in the PRC. In addition, the Independent Auditor of the Company shall convert the accounts of the Company based upon the generally accepted accounting principles in the United States of America for use by Party B.

(c)	All vouchers, book accounts, financial statements and other accounting records of the Company shall be prepared and kept in Chinese. Accounting reports and annual financial statements to be submitted to the Parties or the Board shall be prepared and kept in both Chinese and English.

(d)	The Company shall, prior to the seventh (7th) day of each month, report its monthly business status (sales, production, inventory, profit and loss, etc.) of the preceding month to the Parties in both Chinese and English.

(e)	The Company shall, prior to the seventh (7th) day of each month, report its monthly financial statements for the preceding month to the Parties in English and Chinese.

(f)	The Company shall, within twenty (20) days after the beginning of each fiscal quarter, report its quarterly financial statements of the preceding fiscal quarter to the Parties, and to the relevant government department for finance, if necessary.

(g)	Within three (3) months after the end of each Fiscal Year, the Company shall submit its pre-audited annual financial statements to the Parties. Within sixty (60) days after the end of each Fiscal Year, the Company shall submit to the Parties and relevant government financial departments, its formal financial statements and audit report issued by a certified public accountant registered in the PRC.

(h)	The Company shall for the entire JV Term keep all annual accounting reports, annual financial statements and audit reports.

11.4	Internal Audit Manager

The Internal Audit Manager of the Company shall:

(a)	report to the General Manager;

(b)	have unrestricted access to all the books and accounting records of the Company, whether historical or present;

(c)	have the right to review and approve all financial statements of the Company prior to the provision of such statements to the Board or the independent auditor of the Company (the “Independent Auditor”);

(d)	have responsibility for ensuring that all business transactions entered into by the Company are fair and balanced for the Company and the Parties; and

(e)	have responsibility to report to the Board at each Board meeting without the presence of the General Manager.

11.5	Independent Auditor

(a)	The Independent Auditor shall be selected by the Board, and shall be an individual (i) associated with an accounting firm established and registered in the PRC by one (1) of the four (4) major international accounting firms, (ii) authorized to practice in the PRC, and (iii) capable of performing accounting work meeting both PRC domestic accounting standards and international standards and the procedures and requirements of the Parties. The initial Independent Auditor shall be a partner selected from an accounting firm established and registered in the PRC by KPMG International. If the Board determines that the Independent Auditor is unable to meet such standards, it may replace such Independent Auditor or retain another auditor, at the Company’s expense, to supplement or adjust the work of the Independent Auditor or to perform specific accounting or auditing tasks.

(b)	Each Party shall have the right at any time to retain independent accountants to audit the books and records of the Company at its own expense (unless the results of any such audit are significantly different from that conducted by the Independent Auditor and are accepted by the Board, in which case the expense shall be borne by the Company). The Company shall extend full cooperation to any such accountants and shall allow them full access to the books and records of the Company.

11.6	Approval of Final Accounts

Within three (3) months after the end of each Fiscal Year, the General Manager shall submit the following documents to the Board for approval: the financial statements, statements of financial status, and plans for profit distribution or loss make-up of the previous year, attached with the audit report of the Independent Auditor.

11.7	Profits Distribution.

The Company shall adopt the following principles with respect to the distribution of profits:

(a)	The Company may not distribute profits until all losses from previous years have been made up and the principal of, and all accrued interests on, any shareholder loans then due and payable have been repaid in full.

(b)	The remaining amount after making up prior losses pursuant to the forgoing provision shall be the pretax profits of the current year. The enterprise income tax shall be paid from the pretax profits as required by relevant laws and regulations.

(c)	The remaining amount after payment of the enterprise income tax pursuant to the forgoing provision shall be the after-tax profits of the current year. Payments to the Three Funds shall be made from the after-tax profits. The amount of payments to the Three Funds shall be determined by the Board with reference to applicable Laws. No payments shall be made to the Three Funds in years where the Company does not realize a profit.

(d)	Amounts remaining following the fulfillment of the requirements set forth in paragraphs (a), (b) and (c) plus the profit brought forward from previous years shall be the distributable profits, which shall be distributed in full to the Parties unless otherwise decided by the Board.

(e)	Distribution of profits specified in paragraph (d) shall be made in proportion to the ratio of each Party’s respective actual contributions in the paid-up capital. The Company shall remit such distribution into the bank accounts designated by the Parties within one (I) month after the Board makes its determination regarding profit distribution. Distributions to Party B shall be made in US$. In case of a shortage of foreign exchange reserves of the Company, the Company shall be responsible for converting the dividends in Renminbi into US$ for Party B based on the then prevailing exchange rate and shall remit the same to Party B. Any charges accrued in the foreign exchange conversion shall be borne by the Company.

11.8	Loans

The Company may, based on business requirements and pursuant to applicable Law, open Renminbi account(s) and foreign exchange account(s) with those PRC or foreign financial institutions that are authorized by the relevant authorities to conduct foreign exchange business within the PRC. The Company may also apply to borrow foreign exchange or Renminbi within or outside China pursuant to relevant Law.

11.9	Insurance

All types of insurance of the Company shall be purchased from insurance companies authorized to do business in the PRC, unless adequate coverage as determined by the Board cannot at any time be obtained from such companies on internationally competitive terms, in which case the Company shall, to the extent not prohibited by Laws of the PRC, apply to purchase such insurance from other insurance companies outside of the PRC. The types of insurance, the insurance value, the insurance term and other insurance matters shall, in accordance with relevant Law, be decided by the Board.

11.10	Taxes

The Company shall pay taxes in accordance with relevant officially published Law.

The Parties shall assist the Company in applying to obtain the benefits for the Company, the Parties and all of their personnel of all of the applicable tax exemptions, reductions, privileges and preferences that are now or in the future become available under Law and under any applicable treaties or international agreements to which the PRC may now be or may hereafter become a party.

11.11	Individual Income Tax

The employees of the Company shall pay their individual income tax in accordance with applicable Law governing individual income taxes.

12.	Foreign Exchange

All foreign exchange matters of the Company shall be handled in accordance with the provisions of the Foreign Exchange Regulations and relevant officially published Laws.

The foreign exchange funds of the Company shall be transferable into and outside of the PRC and deposited in the foreign exchange account(s) established by the Company with approved financial institutions within or outside of the PRC in accordance with the Foreign Exchange Regulations. All foreign exchange payments of the Company shall be paid out of the above-mentioned foreign exchange accounts in accordance with the Foreign Exchange Regulations after the payment of any PRC taxes that may be applicable. Any fees or costs (other than taxes) relating to the remittance abroad of such payments shall be borne by the Company.

13.	Labor Management

13.1	Labor Policies of the Company

(a)	All matters related to the employment, transfer, dismissal, resignation, wages, welfare benefits, labor insurance, labor protection and labor discipline of labor management by the Company shall be handled in accordance with applicable Law and the labor management policies and procedures approved by the Board. The estimated number of employees necessary for the Company’s initial business operation shall be stipulated in the Feasibility Study Report.

(b)	The Company shall sign an individual labor contract with each of its staff and workers. The form of the individual labor contract shall be filed with the local labor department for the record if required by applicable Law.

(c)	The Company has the right to directly recruit, employ and dismiss all of its employees. All employees of the Company shall be recruited through examination.

13.2	Labor Productivity

After establishment of the Company, the Company shall increase per employee output so that the productivity levels of the Company’s employees will be upgraded to globally competitive levels as soon as reasonably possible.

13.3	Labor Protection, Environment, Health and Safety

The Company shall conduct regular examinations on the implementation of its labor protection, environment, health and safety policies and report the results of such examinations to the Board. The Company shall also carry out any necessary and appropriate improvements and corrections to comply with such policies.

13.4	Labor Union

(a)	For so long as required by Law, the staff and workers of the Company shall have the right to establish a trade union organization and conduct trade union activities in accordance with applicable PRC Law.

(b)	For so long as required by applicable Law, the Company shall pay each month an amount equal to two percent (2%) of the total amount of the actual wages received by the staff and workers of the Company for such month into the Company’s trade union fund for such trade union’s use in accordance with the relevant procedures of the PRC for the management of trade union funds.

14.	Technology Transfer and Sales and Marketing of Products

14.1	Party B Technology License

Within seven (7) days after the Establishment Date, Party B and/or its Affiliate shall enter into the Technology License and Support Contract, whereby Party B and/or its Affiliate shall grant to the Company an exclusive license for the JV Term to use Party B’s Proprietary Information to manufacture and produce the Company’s products at the Building and to market and sell such Company’s products, and Party B and/or its Affiliate shall provide ongoing technical assistance with respect to the Company’s products during the JV Term.

14.2	Sales and Marketing

The Company shall be responsible for the sale of the Company’s products within and outside China, except with respect to the Designated Overseas Territories, whereby Party B and/or its Affiliates shall be the exclusive sales agent pursuant to the Exclusive Distribution Agency Contract. Other than the Designated Overseas Territories, the Company shall directly enter into contracts with overseas clients and perform such contracts concerning the export of the products of the Company.

15.	The Joint Venture Term

15.1	JV Term.

The term of operations of the Company (the “JV Term”) shall be fifty (50) years, commencing from the Establishment Date.

15.2	Extension

Prior to the expiry of the JV Term or any extension thereof, the Parties may agree to extend such term, subject to the approval of the Examination and Approval Authority and the relevant requirements of Laws. Negotiations for such extension shall begin not later than one (1) year prior to the expiration of the JV Term. If the Parties agree to extend the JV Term, an application for extension shall be filed with the Examination and Approval Authority not later than six (6) months prior to the expiration of the JV Term.

16.	Termination and Liquidation

16.1	Termination as Agreed by Both Parties

The Parties may mutually agree in writing to terminate this Contract and dissolve the Company at any time.

16.2	Events of Termination

The Company shall be dissolved upon the motion of a director appointed by either Party if any of the conditions or events (each an “Event of Termination”) set forth below shall occur and be continuing:

(a)	Upon the motion of a director appointed by either Party, if the Company is the subject of proceedings for liquidation or dissolution required by Law or by a court or initiated by a creditor(s) of the Company;

(b)	Upon the motion of a director appointed by the solvent Party, if the other Party becomes bankrupt or insolvent or file a petition seeking protection under any bankruptcy, reorganization or insolvency Law;

(c)	Upon the motion of a director appointed by either Party, if the Company has sustained heavy losses for three (3) consecutive years, or the cumulative amount of losses has exceeded fifty percent (50%) of the total registered capital of the Company, whichever occurs first;

(d)	Upon the motion of a director appointed by either Party, if all or any material part of the key assets owned or leased by the Company are expropriated, causing an adverse material effect on the operation and production of the Company;

(e)	Upon the motion of a director appointed by either Party, if any government authority with authority over either Party or the Company requires any provision of this Contract or the Relevant Contracts to be revised in such a way that causes a material adverse effect on the Company and, despite the best efforts of the Company to remedy such situation, such material adverse effect cannot be cured within six (6) months at a cost not exceeding US$1 million;

(f)	Upon the motion of a director appointed by the non-transferring Party, if any Party transfers or attempts to transfer its Equity Interest in violation of the provisions of this Contract;

(g)	Upon the motion of a director appointed by either Party (the “Terminating Party”), should any governmental authority having authority over either Party or the Company issue any policy or Law or interpret any policy or Law in such a way that may cause significant adverse consequences to the Company or the Terminating Party, if the Terminating Party is unable to reach agreement with the other Party on amendments to this Contract as are required to maintain the Terminating Party’s economic benefits; or

(h)	Upon the motion of a director appointed by the non-affected Party, should the other Party not perform any of its material obligations under this Contract as the result of an Event of Force Majeure affecting such Party that has continued for a period of at least one hundred and eighty (180) days;

(i)	Upon the motion of a director appointed by the non-breaching Party, if the other Party breaches any of its material obligations under this Contract, or if the other Party or any of its Affiliates breach any of the responsibilities or obligations of such Party or its Affiliate set forth in any of the Relevant Contracts as listed in Section 7.1, and such breach is not remedied within thirty (30) days after the date on which a notice of such breach is delivered by the non-breaching Party to the breaching Party;

(j)	Upon the motion of a director appointed by the Party that has made its contribution or has not been obligated to make its contribution because the conditions precedent set forth in Section 6.4 have not been met or waived by the relevant Party, if the relevant Party fails to make its contributions in accordance with the provisions of Section 6 of this Contract, where such failure is not remedied by the date that is sixty (60) days after the Establishment Date; provided that the conditions precedent for such contribution set forth in Sections 6.4(a) or 6.4(b) (as the case may be) have been met or waived/by the relevant Party;

(k)	Upon the motion of a director appointed by either Party, should any Deadlocked Matter not be resolved by the Chairman of Party A and Party B pursuant to Section 9.4 and without resolution of such Deadlocked Matter the operation of the Company will be materially impaired; or

(l)	Upon the motion of a director appointed by either Party, if a relevant government authority issues a binding order to cease operations because of serious violations by the Company of PRC Law.

If a director makes a motion to dissolve the Company pursuant to an Event of Termination listed in this Section 16.2 or a right granted elsewhere in this Contract, each Party shall cause the other directors appointed by it to adopt a resolution in favor of the dissolution of the Company.

However, in the case of Sections 16.2(b), (c), (f), (i) and (j), the Company shall not be dissolved unless such decision has been approved by the unanimous consent of the Board.

16.3	Buyout Option

(a)	If the Board adopts a resolution pursuant to Section 16.2 to dissolve the Company, either Party shall have the right, within ten (10) Business Days after such resolution, to deliver a valuation notice (“Valuation Notice”) to the other Party thereby invoking the valuation procedures set forth in Section 17.

(b)	After the determination of the Final FMV pursuant to Section 17, either Party (whether or not such Party issued the Valuation Notice) (the “Purchasing Party”) shall have the right within thirty (30) Business Days after such date of determination to issue a notice (the “Buyout Notice”) to the other Party (the “Selling Party”) stating that it intends to purchase the entire Equity Interest of the Selling Party (the “Purchased Equity Interest”) at a purchase price equal to the Final FMV multiplied by the percentage of the Company’s total equity interests held by the Selling Party as of the date of the Buyout Notice (the “Buyout Price”), and the Selling Party shall be obligated to sell the Purchased Equity Interest to the Purchasing at the Buyout Price.

(c)	In the event that each Party issues a Buyout Notice to the other Party, within ten (10) Business Days from the date on which the second Buyout Notice was delivered, the Parties shall negotiate in good faith the additional amount (the “Premium”) that each Party is willing to pay for the Purchased Equity Interest. In the event the Parties are unable to reach an agreement on the Premium payable for the Purchased Equity Interest within such ten (10) Business Day period, the Parties shall each submit a proposal for the Premium in a sealed envelope to the Independent Auditor on the fifteenth (15th) Business Day after the date on which the second Buyout Notice was delivered. The Party offering the highest Premium shall have the right to purchase the Purchased Equity Interest at the Buyout Price plus such Premium (the “Final Equity Interest Purchase Price”).

(d)	Within ten (10) Business Days (i) after the date of delivery of the Buyout Notice pursuant to Section 16.3(a), if only one (1) Buyout Notice was delivered or (ii) after the date the Premium is determined as set forth in Section 16.3(e) above if two (2) Buyout Notices were delivered, the Purchasing Party and the Selling Party shall execute an equity interest transfer contract with respect to the purchase by the Purchasing Party of the Purchased Equity Interest at the Buyout Price or the Final Equity Interest Purchase Price, as the case may be.

(e)

The Parties shall thereafter terminate this Contract and amend the Articles of Association to reflect the change in the equity interests in the Company subsequent to the completion of the relevant equity interest transfer contract and to reflect changes in the composition of the Board. Each Party shall promptly cause the directors on the Board appointed by it to vote in favor of a resolution approving the Transfer. If any director does not vote in favor of such resolution, the Party that appointed such director shall promptly remove and replace such director and cause the newly appointed director to vote in favor of the resolution approving the Transfer. The Parties shall (i) cause the Company to apply to the relevant governmental authorities for approval of the transfer and the amendments to the Articles of Association, (ii) in the case of a Transfer by Party B to

Party A, cause the Company to apply to be converted from a Chinese-foreign equity joint venture company into a non-foreign invested domestic enterprise, (iii) in the case of a Transfer by Party A to Party B, cause the Company to apply to be converted from a Chinese-foreign equity joint venture into a wholly foreign-owned enterprise, (iv) cause the Company to apply for the issuance of a new Business License reflecting the relevant changes in the particulars of the Company set forth in the amendments to the Articles of Association, and (v) use their respective best efforts to assist the Company to obtain all such approvals and the issuance of such license.

(f)	In the event that neither Party issues a Buyout Notice in accordance with this Section 16.3, the Company shall be dissolved in accordance with the provisions of Section 16.4.

16.4	Liquidation Procedures

(a)	The dissolution and liquidation of the Company shall be conducted in accordance with then applicable PRC Law and the provisions of this Contract and the Articles of Association.

(b)	If the termination of the Company results from its merger, consolidation or other business combination with another Person, the assets and liabilities of the Company shall be transferred, assumed and valued as provided in the contractual arrangements with respect to such merger, consolidation or other business combination and applicable PRC Law.

(c)

When the dissolution of the Company occurs otherwise than under the circumstances set forth in Section 16.4(b), the Board shall formulate liquidation procedures and principles, publish an announcement of the liquidation in accordance with relevant regulations, provide written notice of the liquidation to creditors of the Company and establish a liquidation committee (the “Liquidation Committee”). The Liquidation Committee shall be composed of four (4) members. Each Party shall have the right to appoint two (2) members of the Liquidation Committee. Subject to the provisions of Section 16.3, within ten (10) Business Days after the Board adopts a motion to dissolve the Company, each Party shall deliver a notice to the other Party stating the names of the members that it has appointed to the Liquidation Committee pursuant to its right set forth in this Section 16.4(c) and shall attach to such notice documentation evidencing that each such member has consented to serve on the Liquidation Committee. If either Party (the “Non-Appointing Party”) fails to deliver such notice within such ten (10) Business Day period, then the other Party shall have the right to appoint each member that has not been appointed within such ten (10) Business Day period by the Non-Appointing Party. Each member of the Liquidation Committee shall have one (1) vote. A quorum for convening a meeting of the Liquidation Committee shall be three (3)

members. If such quorum is not present within one (1) hour after the time appointed for the commencement of the meeting, the meeting shall be adjourned to such place and time (which is at least ten (10) days later or such earlier date as shall be agreed by all of the members of the Liquidation Committee) as the members who did attend shall decide. If a quorum is not present within one (1) hour after the time appointed for such adjourned meeting, any number of members of the Liquidation Committee shall constitute a quorum. All decisions of the Liquidation Committee shall be adopted by simple majority vote. The Company shall deliver to each member of the Liquidation Committee written notice of each meeting of the Liquidation Committee at least ten (10) Business Days prior to the date of such meeting or such shorter period as agreed by all of the members of the Liquidation Committee.

(d)	The tasks of the Liquidation Committee shall be to conduct a thorough survey of the property, claims and debts of the Company, draw up a balance sheet and inventory of assets of the Company, propose a basis for the valuation of the Company and formulate a liquidation plan, all of which shall be implemented after it has been submitted to and adopted by the Board. The approved liquidation plan shall be submitted to the Examination and Approval Authority for the record.

(e)	During the period of liquidation, the Liquidation Committee shall represent the Company in any legal proceeding.

(f)	The expenses of liquidation and the remuneration of the members of the Liquidation Committee shall be paid with priority from the existing assets of the Company.

(g)	After payment of other fees, costs and third party claims in accordance with Laws, the balance of liquidation proceeds shall be distributed to the Parties in proportion to their respective contributions to the Registered Capital.

(h)	After the liquidation of the Company is completed, the Liquidation Committee shall promptly submit a report thereon to a meeting of the Board for approval and submission to the Examination and Approval Authority for the record. The Liquidation Committee shall then carry out the procedures for turning in the Company’s Business License and canceling its registration at SAIC, and at the same time, make a public announcement of such actions.

17.	Valuation

17.1	Valuation Procedures

Upon the delivery of a Valuation Notice by either Party to the other Party pursuant to Section 16.3, the following procedures shall be used to determine the fair market value of the Company:

(a)	Within ten (10) Business Days after the date of delivery of the Valuation Notice, Party A and Party B shall each deliver a notice (an “Appointment Notice”) to the other Party appointing an independent and reputable Chinese-foreign joint venture accounting firm registered in Beijing (an “Appraiser”) to determine the fair market value of the Company. If either Party fails to deliver an Appointment Notice within ten (10) Business Days of delivery of the Valuation Notice, it shall be deemed as having waived its right to appoint an Appraiser, and the Appraiser appointed by the other Party shall be promptly appointed by the Company. If both Parties appoint the same Appraiser, the Company shall promptly appoint such Appraiser. If each Party appoints a different Appraiser, the fair market value of the Company shall be equal to the average of the two (2) values determined by the two (2) Appraisers appointed by the Parties.

(b)	Each Appraiser shall calculate and present to each of the Parties its appraisal of the fair market value of the Company. In determining the fair market value of the Company, each Appraiser shall take into account the value of companies that are operating businesses that are similar to the business operated by the Company as of the date of the appraisal and shall take into account the following valuation methods:

(i)	discounted cash flow of the Company;

(ii)	industry comparables; and

(iii)	the fair market value of the assets of the Company.

(c)	If at the time the appraisal is undertaken, the appraisal is required to be made by a valuation company that is approved to issue valuations of State-owned assets, each appointed Appraiser shall be such a valuation company.

(d)	Each Appraiser shall submit its appraisal report to both Parties within thirty (30) days after the date of its appointment.

(e)	For the purposes of this Contract, “Final FMV,” means the fair market value of the Company as determined by the Appraiser. The determination of the Final FMV, in accordance with this Section 17 shall (in the absence of fraud) be final and binding on the Parties for the purposes of this Contract.

18.	Liability for Breach of Contract

18.1	Breach of Contract

A Party shall be in breach of this Contract if:

(a)	It has failed to fully perform or illegally ceased its performance of any obligation under this Contract or any Relevant Contract to which it is a party, or any of its Affiliates has failed to fully perform or illegally ceased its performance of any obligations under any Relevant Contract to which such Affiliate is a party, and such breach has not been remedied or rectified within the longer of thirty (30) days after receipt of a written notice of such breach from the Company or the other Party; or the contractual remedy period specified in the Relevant Contracts.

(b)	A representation or warranty made by such Party hereunder is untrue or materially inaccurate;

(c)	It fails to make its contributions to the Registered Capital when due as stipulated in Section 6.3 of this Contract; provided that all conditions precedent to making such contribution have been met or waived by the relevant Party;

(d)	It fails to cause any director it appointed either (i) to vote for the approval of Transfer of either Party’s entire Equity Interest in the Registered Capital of the Company to the other Party in accordance with Section 16.3; or (ii) to attend in person or by proxy the meeting of the Board where such decision was included in the agenda, thereby preventing the Board from making such decision;

(e)	It ceases to carry on its business, or fails to pay its debts as and when they fall due; or

(f)	It effectively prevents the other Party from participating in the Board.

18.2	Penalty for Breach Concerning Capital Contribution

If either Party fails to pay its committed contributions to the registered capital of the Company in accordance with Section 6.3 of this Contract, then, notwithstanding any other provision contained in this Contract, such Party shall pay the Company liquidated damages of zero point one percent (0.1%) of its outstanding payment for each day for the period commencing from the date when such outstanding contribution is overdue until but not inclusive of such date that the total outstanding payment is made; provided that all conditions precedent to making such contribution have been met or waived by the relevant Party.

18.3	Liability for Breach of Contact

(a)	If the Company or a Party suffers any cost, liability or loss, including lost profits of the Company, but not including any other consequential losses of whatsoever nature, as a result of a breach of this Contract by any Party, the Party in breach shall indemnify and hold the Company and the non-breaching Party harmless in respect of any such cost, liability or loss, including interest paid or lost as a result thereof and attorneys’ fees.

(b)	Without limiting the generality of the foregoing, each Party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other Party and the Company (each, an “Indemnified Party”) from and against all claims, losses, liabilities, damages, deficiencies, judgments, assessments, fines, settlements, costs or expenses (including interest, penalties and fees, loss of profits by the Company, expenses and disbursements of attorneys, experts and consultants incurred by any Indemnified Party in any action or proceeding between the Indemnifying Party and any Indemnified Party or between any Indemnified Party and any third party, or otherwise) based upon, arising out of, relating to or otherwise in respect of any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Indemnifying Party or its Affiliate contained in this Contract, any Relevant Contract or in any other documents delivered by the Indemnifying Party pursuant to this Contract.

19.	Force Majeure

19.1	Definition

In case of any unforeseeable event directly preventing a Party from performing all or part of its obligations hereunder, the occurrence and consequences of which cannot be prevented or avoided (an “Event of Force Majeure”), such as earthquakes, typhoons, floods, fires and other natural disasters, wars, riots and similar military actions, civil unrest and strikes, slow downs, epidemics, embargoes, expropriation, injunctions or other restraints and actions of an independent third party, then the responsibilities and obligations of such Party that is prevented by such Event of Force Majeure (the “Prevented Party”) shall be handled in accordance with the provisions of Section 19.2 hereunder.

19.2	Consequences of Event of Force Majeure

(a)

In case of an Event of Force Majeure, the liabilities arising out of the Prevented Party’s failure to perform its obligations hereunder shall be released in whole or in part, provided that all of the following conditions are met: (i) the Event of Force Majeure was the direct cause of the stoppage, impediment or delay encountered by the Preventing Party in performing its obligations under this Contract; the Prevented Party

(ii) notifies the other Party in writing immediately after such Event of Force Majeure occurs, but in no case shall be later than ten (10) Business Days after the occurrence thereof; (iii) has made reasonable commercial efforts to mitigate the losses and take remedial measures.

(b)	Subject to the conditions set forth in paragraph (a) above, and within the extent of the effect of an Event of Force Majeure, the Prevented Party shall not be liable for any damages, losses or increase in costs which the other Party may sustain due to its non-performance or delayed performance caused by such Event of Force Majeure, and such non-performance or delayed performance shall not be deemed a breach of this Contract.

(c)	In case of an Event of Force Majeure, the Parties shall, based on the effect of such event on the performance of this Contract, discuss and decide whether to revise this Contract and whether the Prevented Party should be partially or fully released from performing its obligations hereunder.

20.	Confidential Information

20.1	Confidentiality

(a)	Any Party that receives any Confidential Information during the JV Term (the “Receiving Party”) shall:

(i)	keep the Confidential Information confidential;

(ii)	not disclose the Confidential Information to any Person other than with the prior written consent of the Company or the Party that disclosed such Confidential Information, as the case may be, or in accordance with Sections 20.1(b) and 20.1(c); and

(iii)	not use the Confidential Information for any purpose other than the performance of its obligations under this Contract or in accordance with Section 20.1(a).

(b)	The Receiving Party may disclose the Confidential Information only to its designated employees (the “Recipients”) whose duties require such disclosure for the implementation of this Contract. The Receiving Party shall take all reasonable precautions, including the execution of confidentiality contracts with each such employee or the inclusion of confidentiality clauses in the individual employment contract with each such employee, to prevent such employees from using Confidential Information for their personal benefit and to prevent any unauthorized disclosure of such Confidential Information to any third party.

(c)	Each Party shall use its best efforts to ensure that the Company shall comply with all of the Receiving Party’s confidentiality obligations herein as if the Company were a party to this Contract, including the inclusion of confidentiality clauses in all employment contracts between the Company and its employees.

20.2	Exceptions

(a)	The provisions of Section 20.1 shall not apply to:

(i)	Confidential Information that is or becomes generally available to the public other than as a result of disclosure by, or at the direction of, a Party, any of its Recipients or the Company in violation of this Contract;

(ii)	disclosure to the extent required under applicable Law or the rules of any stock exchange applicable to a Party or any of its Affiliates; provided that such disclosure shall be limited solely to the extent required by applicable Law or the rules of any such stock exchange and, to the extent practicable, the Party or the Company, as the case may be, that is the proprietor of the Confidential Information subject to such disclosure shall be given an opportunity to review and comment on the contents of the disclosure before it is made;

(iii)	disclosure to the extent required by applicable Law or judicial or regulatory process or in connection with judicial or arbitration process regarding any legal action, suit or proceeding arising out of, or relating to, this Contract; provided that the Party required to make the disclosure promptly notifies the Company or the other Party, as applicable, so that the Company or such other Party may seek an appropriate protective order, and if no such protective order is obtained, the disclosing Party will only furnish that portion of the Confidential Information that it is advised by counsel is legally required and will exercise all commercially reasonable efforts to obtain reliable assurance that confidential treatment will be accorded to the disclosed Confidential Information; and

(iv)	use of Confidential Information concerning the Company by the Receiving Party after the termination of this Contract in accordance with the provisions hereof where the Receiving Party is legally permitted to continue to operate, whether directly or indirectly, and whether or not in cooperation with any other Person or any other Party, the business of the Company.

20.3	Publicity

Neither Party shall make any announcement about the Company, this Contract or the other Party in relation to the Company, this cooperation or the business of the Company without the prior written consent of the other Party. Either of the Parties may at any time make announcements that are required by applicable Law or the rules of any stock exchange applicable to such Party or any of its Affiliates, so long as the Party so required to make the announcement, promptly upon learning of such requirement, notifies in writing the other Party of such requirement and discusses with the other Party in good faith the exact wording of any such announcement and takes precautionary measures to prevent disclosure of Confidential Information to the maximum extent permitted.

21.	Governing Law

The formation, validity, interpretation, performance, modification and termination of this Contract and settlement of disputes under this Contract shall all be governed by the officially published and publicly available Laws of the PRC. When the officially published and publicly available Laws of the PRC do not cover a certain matter, international legal principles and practices shall apply.

22.	Dispute Resolution

22.1	Consultation

Any dispute, controversy or claim arising out of or relating to this Contract, or the performance, interpretation, breach, termination or validity hereof (a “Dispute”), shall be resolved through friendly consultation. Such consultation shall begin immediately after one Party has delivered to the other Party a written request for such consultation stating specifically the nature of the Dispute (a “Dispute Notice”). If within thirty (30) days following the date on which such Dispute Notice is received the Dispute has not been resolved, on the thirty-first (31st) day after the date of the Dispute Notice, each Party shall refer the Dispute to the Chairman of the parent company of such Party (the “Parent’s Chairman”). The Parent’s Chairman of each Party shall discuss, and meet in person if practicable, within ten (10) days thereafter (the “Commencement Date”). If the Parent’s Chairman of the Parties are unable to resolve the Dispute within thirty (30) days after the Commencement Date, the Dispute may be submitted to arbitration upon the request of any Party with notice to the other Party.

22.2	Arbitration

(a)	The arbitration shall be conducted in Hong Kong under the auspices of the Arbitration Centre.

(b)

There shall be three (3) arbitrators. Each Party shall appoint one (1) arbitrator. All selections shall be made within thirty (30) days after the selecting Party gives or receive the demand for arbitration. Such arbitrators shall be freely selected, and the Party shall not be limited in their selection to any prescribed list. If any arbitrator to be appointed by a Party has not been appointed and consented to participate within thirty (30) days after the selection of the first arbitrator, the relevant appointment shall be made by the Chairman of the Arbitration Center. The third arbitrator shall act as the presiding arbitrator and shall be appointed by agreement of the Party-appointed arbitrators. If no agreement on such appointment can be reached within ten (10) days after the date on which the second of the first two arbitrations is appointed, the Chairman of the Arbitration Centre shall make the appointment. Absent the express written consent of the Parties to the contrary, in no event shall the presiding arbitrator, regardless of how appointed, be of the same nationality as either Party.

(c)	The arbitration proceedings shall be conducted in English and Chinese. The arbitration tribunal shall apply the rules of the Arbitration Centre in effect at the time of the arbitration. However, if such rules are in conflict with the provisions of this Section 22.2, upon agreement by the Arbitration Centre as provided in the rules of the Arbitration Centre, the provisions of this Section 22.2 shall prevail.

(d)	Each Party shall cooperate with the other Party in making full disclosure of and providing complete access to all information and documents requested by the other Party in connection with such proceedings, subject only to relevance, privilege and any confidentiality obligations binding on such Party.

(e)	The award of the arbitration tribunal shall be final and binding upon the disputing Parties, and the winning Party may, at the cost and expenses of the losing Party, apply to any court of competent jurisdiction for enforcement of such award.

(f)	Each Party irrevocably consents to the service of process, notices or other documents in connection with or in any way arising from the arbitration or the enforcement of any arbitral award, by use of any of the methods and to the addresses for the giving of notices set forth in Section 23. Nothing contained herein shall affect the right of any Party to serve such processes, notices or other documents in any other manner permitted by applicable law.

(g)	Without prejudice to the provisions contained in this Section 22.2, in order to preserve its rights and remedies, any Party shall be entitled to seek preservation of property or evidence or any other emergency relief in accordance with law from any court of competent jurisdiction, the Centre or the arbitration tribunal pending the final decision or award of the arbitration tribunal.

22.3	Continued Performance of this Contract

During the period when a Dispute is being resolved, except for the matter being disputed, the Parties shall in all other respects continue to perform under this Contract.

23.	Miscellaneous

23.1	Articles of Association

The Articles of Association have been completed in accordance with the various principles stipulated in this Contract and PRC Laws. If there is any inconsistency between this Contract and the Articles of Association, this Contract shall govern.

23.2	Survival

The agreements of the Parties contained in Section 16, Section 18, Section 20, Section 22 and this Section 23.2 shall continue to survive after the expiration or termination of this Contract and the dissolution of the Company.

23.3	Language

This Contract is executed in Chinese and English. The two language texts shall have equal validity and legal effect. Each Party hereby acknowledges that it has reviewed both language texts of this Contract and that they are the same in all material respects.

23.4	Notices

Notices or other communications required to be given by either Party pursuant to this Contract shall be provided in writing in both English and Chinese, and delivered by personal delivery, international courier service or facsimile to the other Party’s address set forth in Section 23.5 below, (or such other address or facsimile number as the addressee has by ten (10) days prior written specified to the other Party). Dates on which the notices shall be deemed as served shall be determined on the following principles:

(a)	if by personal delivery, on the date of delivery;

(b)	if by international courier service on the seventh (7th) day after delivery to an internationally accepted courier service (as indicated by the receipt issued by such courier service); and

(c)	if by facsimile, upon receipt of the notice confirming the delivery.

23.5	Address and Fax Number for Notices

If to Party A:

Address:	No. 219 Parrot Street, Hanyang District Wuhan, Hubei, China

Attention:	Chairman

Facsimile:	86-27-8484 0362

If to Party B:

Address:	609 N 2nd Street, P.O.Box 288 St. Joseph, MO 64502, USA

Attention:	Chairman

Facsimile:	1-816-236-5000

23.6	Entire Agreement

This Contract (including the attachments, appendices and schedules hereto) constitutes the sole and entire agreement between the Parties on the subject matter contained herein, and shall supersede all previous agreements, contracts, understandings and communications, either written or oral, between the Parties on the subject matter.

23.7	Waiver

No waiver of any provision of this Contract shall be effective unless set forth in a written instrument signed by the Party waiving such provision. No failure or delay by a Party in executing any right, power or remedy under this Contract shall operate as a waiver thereof, nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy. Without limiting the foregoing, no waiver by a Party of any breach by any other Party of any provision hereof shall be deemed to be a waiver of any subsequent breach of that or any other provision hereof.

23.8	Severability

In the event any one or more of the provisions contained in this Contract is held under any applicable PRC Law to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The Party shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

23.9	Non-assignment

This Contract shall be binding upon and shall inure to the benefit of both Parties and their respective successors and permitted transferees. Unless otherwise permitted herein, neither Party shall assign any of its rights and obligations hereunder to any third party without the other Party’s prior written consent.

23.10	Counterparts

This Contract and any amended versions hereof or any other agreements delivered pursuant to this Contract may be executed in one (1) or more counterparts. All of these counterparts shall constitute the same agreement, and shall be legally binding on both Parties upon each Party’s execution of one (1) or more of such counterparts and delivery to the other Party (unless otherwise stipulated in such agreement).

This Contract shall be executed in eight (8) English and eight (8) Chinese originals. One (1) counterpart of each language text shall be retained by each Party, two (2) counterparts of each language text shall be submitted to the Examination and Approval Authority and one (1) counterpart of each language text shall be submitted to SAIC. Three (3) counterparts of each language text shall be retained in the records of the Company and, if required, shall be provided to other governmental authorities.

23.11	Amendment

Amendments to this Contract may only be made by a written agreement signed by each Party in both Chinese and English texts, each of which shall have equal validity and legal effect, and which shall become effective upon having been approved by the Examination and Approval Authority (or its successor).

23.12	Changes in Law

If, after the date this Contract is signed, any central or local government agency of the PRC makes any change in any provision of any Law, including amendment, supplementation or repeal of an existing Law, or introduction of a different interpretation or method of implementation of an existing Law (each, a “Change”), or promulgates a new Law (each, a “New Provision”), the following shall apply:

(a)	If a Change or a New Provision is more favorable to the Company or any of the Parties than the relevant Law in effect on the date this Contract was signed (and the other Party is not materially and adversely affected thereby), the Company and the Parties shall promptly apply to receive the benefits of such Change or New Provision. The Company and the Parties shall use their best efforts to cause such application to be approved.

(b)

If, after the Approval Date and because of such Change or New Provision, the economic benefits of the Company or of any Party under this Contract are materially and adversely affected, directly or indirectly, then to the extent permitted by Law, this Contract shall continue to be implemented in accordance with its original terms. If the adverse effect on the Company’s or on any Party’s economic interests cannot be resolved pursuant hereto, upon notice by the affected Party to the other Party, the Parties shall consult promptly and make all such amendments to this Contract as are required to maintain the affected Party’s economic benefits hereunder.

23.13	Costs and Expenses

The costs and expenses incurred by each Party in negotiating this Contract and the Relevant Contracts and all other pre-establishment expenses shall be borne by the Company. The Company shall reimburse each Party for the costs and expenses incurred by such Party against receipts and other written documents evidencing the costs incurred by the relevant Party. The Company shall capitalize all such costs and expenses.

The Parties hereto have caused this Contract to be executed as of the date first above written by their duly authorized representatives.

Party A:		Party B:

Jiangbei Steel Processing and Logistics Co., Ltd.		WRCA Hong Kong Holding Company Limited

Signature:	/s/ Zhao Changxu	Signature:	/s/ Ira Glazer

Name: Zhao Changxu		Name: Ira Glazer